EXHIBIT 10.1

ALPHA NATURAL RESOURCES, INC.

DESCRIPTION OF COMPENSATION PAYABLE
TO INDEPENDENT DIRECTORS

The following is a description of Alpha Natural Resources, Inc.'s (the "Company") annual fees and payments* to independent directors of the Company for their services on the Company's Board of Directors (the "Board") and committees of the Board ("Committees"):

(i)	$40,000 annual retainer for service on Board;

(ii)	$10,000 annual retainer for additional service as Chairman of the Audit Committee;

(iii)	$5,000 annual retainer for additional service as Chairman of any Committee other than the Audit Committee;

(iv)	$2,000 per-meeting fee for attendance at Board meetings;

(v)	$2,000 per-meeting fee for in-person attendance and $1,000 per-meeting fee for telephonic attendance at Committee meetings;

(vi)	$12,500 annual retainer for service as the Lead Independent Director of the Board;

(vii)	Initial, one-time grant of restricted stock with a fair market value of approximately $80,000 on the grant date upon joining the Board; and

(viii)	Annual grant of restricted stock with a fair market value of approximately $50,000 on the grant date for each year of service (commencing the year after joining the Board).

* All or a portion of the fees earned for services performed as a member of the Board or any Committee may be deferred into the Director Deferred Compensation Agreement.